                                                                      EXHIBIT 12

                       LORAL CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)
                                  (Unaudited)

                                                                          THREE MONTHS ENDED
                                                                               JUNE 30,
                                                                         ---------------------
                                                                           1995         1994
                                                                         --------     --------
Earnings:
  Income before taxes and equity in net loss of affiliate..............  $115,767     $ 90,731

  Add:
     Interest expense..................................................    34,524       23,252
     Amortization of debt expense......................................        91          447
     Amortization of capitalized interest..............................       247          290
     Interest component of rent expense................................     6,390        6,347
                                                                         --------     --------
  Earnings.............................................................  $157,019     $121,067
                                                                         ========     ========

Fixed charges:
  Interest expense.....................................................  $ 34,524     $ 23,252
  Amortization of debt expense.........................................        91          447
  Capitalized interest.................................................     2,083           59
  Interest component of rent expense...................................     6,390        6,347
                                                                         --------     --------

  Fixed charges........................................................  $ 43,088     $ 30,105
                                                                         ========     ========

Ratio of earnings to fixed charges.....................................     3.64x        4.02x
                                                                         ========     ========

                                       10